SUMMARY COMPENSATION Amended and Restated as of September 5, 2008
							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)(2)	(e)(3)	(f)(3)	(g)(4)	(h)	(i)	(j)

Dr. Michael J. Hartnett	2008	635,506	-	102,130	152,475	1,312,684	-	103,489 (5)	2,306,284
	2007	605,244	-	56,650	82,500	1,250,176	-	59,893 (5)	2,054,463

Daniel A. Bergeron	2008	245,500	-	25,852	61,775	135,000	-	18,324 (6)	486,451
	2007	229,000	-	16,995	39,960	145,000	-	13,200 (6)	444,155

Phillip H. Beausoleil	2008	249,050	-	22,660	35,520	-	-	19,144 (7)	326,374
	2007	238,900	-	16,995	26,640	125,000	-	15,452 (7)	422,987

Thomas C. Crainer	2008	221,750	-	25,852	46,139	140,000	-	25,957 (8)	459,698
	2007	210,000	-	16,995	26,640	174,900	-	20,144 (8)	448,679

Richard J. Edwards	2008	238,333	-	24,788	40,617	75,000	-	20,950 (9)	399,688
	2007	227,417	-	16,995	26,640	91,875	-	12,850 (9)	375,777

(1)	Column (c) includes amounts deferred by the officer pursuant to a 401(k) Plan.
(2)	Bonuses for fiscal 2008 and fiscal 2007 were paid under the Company’s incentive compensation plan and are reflected in column (g).
(3)
The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended March 29, 2008 and March 31, 2007, as applicable, in accordance with SFAS No. 123(R) of stock options and restricted stock units granted under the 2005 Long-Term Equity Incentive Plan and thus may include amounts from awards granted in and prior to such years. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s audited consolidated financial statements for the fiscal year ended March 29, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 28, 2008.

(4)	The amounts in column (g) consist of annual cash bonuses earned in fiscal 2008 and fiscal 2007 and paid in the following fiscal year under the Company’s incentive compensation plan.
(5)
Consists of a leased vehicle of $3,580 in fiscal 2008 and $3,639 in fiscal 2007, employee match contributed to Dr. Hartnett’s SERP account of $43,756 in fiscal 2008 and $56,254 in fiscal 2007, Company-paid life insurance premiums of $29,100 in fiscal 2008, and reimbursement of personal expenses per Dr. Hartnett’s employment agreement of $27,053 in fiscal 2008.

(6)	Consists of a vehicle allowance of $6,000 in fiscal 2008 and fiscal 2007 and employer match contributed to Mr. Bergeron’s SERP account of $12,324 in fiscal 2008 and $7,200 in fiscal 2007.
(7)
Consists of employer match contributed to Mr. Beausoleil’s 401(k) account of $5,407 in fiscal 2008 and $2,245 in fiscal 2007, employer match contributed to Mr. Beausoleil’s SERP account of $13,092 in fiscal 2008 and $12,562 in fiscal 2007, and Company-paid life insurance premiums of $645 in fiscal 2008 and fiscal 2007.

(8)
Consists of employer match contributed to Mr. Crainer’s 401(k) account of $5,848 in fiscal 2008 and $2,280 in fiscal 2007, employer match contributed to Mr. Crainer’s SERP account of $13,122 in fiscal 2008 and $10,750 in fiscal 2007, Company-paid life insurance premiums of $783 in fiscal 2008 and fiscal 2007, a leased vehicle of $1,204 in fiscal 2008 and $930 in fiscal 2007, healthcare expense reimbursements of $5,000 in fiscal 2008, and relocation reimbursements of $5,401 in fiscal 2007.

(9)
Consists of employer match contributed to Mr. Edwards’s 401(k) account of $4,372 in fiscal 2008 and $2,409 in fiscal 2007, employer match contributed to Mr. Edwards’ SERP account of $5,128 in fiscal 2008 and $3,750 in fiscal 2007, Company-paid life insurance premiums of $1,805 in fiscal 2008 and fiscal 2007, and a leased vehicle of $9,645 in fiscal 2008 and $4,886 in fiscal 2007.